UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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ALTRA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
www.altraindustrialmotion.com

April 9, 2008

Dear Fellow Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Altra Holdings, Inc. (Altra) to be held at 9:00 a.m. EDT on Thursday, May 8, 2008 at the Quincy Marriott, 1000 Marriott Drive, Quincy, Massachusetts 02169. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Altra stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted at the meeting. You may submit a proxy by calling a toll-free telephone number, by accessing the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by one of the methods described above, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Altra.

Sincerely,

Michael L. Hurt
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171

April 9, 2008

The 2008 Annual Meeting of Stockholders of Altra Holdings, Inc. (Altra) will be held as follows:

DATE:	Thursday, May 8, 2008
TIME:	9:00 a.m. EDT
LOCATION:	The Quincy Marriott, 1000 Marriott Drive, Quincy, MA 02169
PURPOSE:	To consider and act upon the following proposals:
1. The election of directors;
2. The ratification of the selection of the independent registered public accounting firm; and
3. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Altra will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated pursuant to Proposal 1 in the accompanying Proxy Statement and in favor of Proposal 2.

Stockholders of record at the close of business on March 24, 2008 will be entitled to vote at the meeting.

By order of the Board of Directors,

Christian Storch
Chief Financial Officer, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-PROXIES and follow the instructions.

3.	BY INTERNET:

Access “www.voteproxy.com” and follow the on-screen instructions.

4.	IN PERSON:

You may attend the Annual Meeting and vote in person.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 8, 2008

ALTRA HOLDINGS, INC.
14 Hayward Street
Quincy, Massachusetts 02171

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Altra Holdings, Inc. (“Altra” or the “Company”) on or about April 9, 2008 in connection with the solicitation of proxies by Altra’s Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Stockholders of Altra to be held at 9:00 a.m. EDT on Thursday, May 8, 2008 at the Quincy Marriott, 1000 Marriott Drive, Quincy, Massachusetts 02169. Directors, officers and other Altra employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Altra pays the cost of soliciting your proxy and reimburses brokers and other nominees their reasonable expenses for forwarding proxy materials to you.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the meeting. As of such date, there were 26,407,499 shares of Altra common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described above may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling toll-free 1-800-PROXIES and following the instructions;

(3) accessing “www.voteproxy.com” and following the instructions; or

(4) attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Corporate Secretary of Altra at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

A plurality of the votes cast is required for the election of directors (Proposal 1). You may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes “WITHHELD” with respect to the election of directors will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting but will have no other legal effect upon election of directors. You may not cumulate your votes for the election of directors.

Ratification of the selection of our independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 2. If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2007, which accompanies this Proxy Statement.

OWNERSHIP OF ALTRA COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 24, 2008 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Except as otherwise noted below, each of the following individual’s address of record is c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 24, 2008, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is based on 26,407,499 shares of common stock outstanding as of March 24, 2008.

	Securities Beneficially Owned
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned	Outstanding

Principal Securityholders:
Keeley Asset Management Corp.(1)	2,311,260	8.8%
Newland Capital Management, LLC(2)	2,115,467	8.0%
Capital World Investors(3)	1,905,550	7.2%
J. Carlo Cannell(4)	1,496,023	5.7%
American Century Companies, Inc.(5)	1,338,774	5.1%
Named Executive Officers:
Michael L. Hurt	480,567	1.8%
Carl R. Christenson	470,496	1.8%
Christian Storch	55,000	*
Edward L. Novotny	88,511	*
Craig Schuele	101,247	*
David A. Wall	125,250	*
Non-Employee Directors:
Edmund M. Carpenter	7,741	*
Lyle G. Ganske	6,115	*
Michael S. Lipscomb	4,415	*
Larry McPherson	96,824	*
James H. Woodward Jr.	7,741	*
All directors and executive officers as a group (14 persons)	1,587,153	6.0%

*	Represents beneficial ownership of less than 1%.

(1)	The address of Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605. Shares are held by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. Share amounts listed are derived from Keeley Asset Management Corp.’s Schedule 13G filed with the SEC on February 14, 2008.

(2)	The address of Newland Capital Management, LLC is 350 Madison Avenue, 11th Floor, New York, New York 10017. Shares represent the shared voting and disposition power of Newland Capital Management, LLC, Newland Master Fund, Ltd. and Newland Offshore Fund, Ltd. Mr. Ken Brodkowitz and Mr. Michael Vermut exercise voting and investment control over such shares and may be deemed to beneficially own the shares. Mr. Ken Brodkowitz and Mr. Michael Vermut disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein. Share amounts listed are derived from Newland Capital Management’s Schedule 13G filed with the SEC on March 7, 2008.

(3)	The address of Capital World Investors (a division of Capital Research and Management Company) is 333 South Hope Street, Los Angeles, CA 90071. Share amounts listed are derived from Capital World Investors’ Schedule 13G filed with the SEC on February 11, 2008.

(4)	The address of J. Carlo Cannell is P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001. Shares are held by Anegada Master Fund Limited and Tonga Partners, L.P. Cannell Capital LLC acts as the investment adviser to Anegada, and is the general partner of and investment adviser to Tonga. Mr. Cannell is the sole managing member of Cannell Capital and deemed to beneficially own the shares. Share amounts listed are derived from Mr. Cannell’s Schedule 13G/A filed with the SEC on February 14, 2008.

(5)	The address of American Century Companies, Inc. is 4500 Main Street, 9th Floor, Kansas City, MO 64111. Shares are held by American Century Companies, Inc. and American Century Investment Management, Inc. Share amounts listed are derived from American Century Companies, Inc.’s Schedule 13G filed with the SEC on February 13, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Altra’s directors, executive officers and beneficial owners of more than 10% of Altra’s equity securities (“10% Owners”) to file initial reports of their ownership of Altra’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Altra with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Altra’s directors, executive officers and 10% Owners, Altra believes that for the fiscal year of 2007, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a).

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors each of whom’s term expires at the 2008 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2009 Annual Meeting and until their successors have been duly elected and qualified:

Edmund M. Carpenter
Carl R. Christenson
Lyle G. Ganske
Michael L. Hurt
Michael S. Lipscomb
Larry McPherson
James H. Woodward Jr.

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Biographical information for each of the nominees as of April 9, 2008, is presented below.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Carpenter, Christenson, Ganske, Hurt, Lipscomb, McPherson and Woodward.

NOMINEES FOR DIRECTOR

Edmund M. Carpenter, 66, has been a director since March 2007. Mr. Carpenter currently serves as an operating partner to Genstar Capital. Mr. Carpenter was President and Chief Executive Officer of Barnes Group Inc. from 1998 until his retirement in December 2006. Prior to joining Barnes Group Inc., Mr. Carpenter was Senior Managing Director of Clayton, Dubilier & Rice from 1996 to 1998, and Chief Executive Officer of General Signal from 1988 to 1995. He has served as a director at Campbell Soup Company since 1990. He holds both an M.B.A. and a B.S.E. in Industrial Engineering from the University of Michigan.

Carl R. Christenson, 48, has been a director since July 2007 and President and Chief Operating Officer since January 2005. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Corporation (now a subsidiary of Altra) and several positions at the Torrington Company. Mr. Christenson holds M.S. and B.S. degrees in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Lyle G. Ganske, 49, has been a director since November 2007. Mr. Ganske co-chairs Jones Day’s global mergers & acquisitions practice. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske has experience in transactions involving regulated industries, including telecom and energy. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A. at Bowling Green State University and currently serves on the boards of the Greater Cleveland Sports Commission, Rock and Roll Hall of Fame, Business Volunteers of America, and Leadership Cleveland.

Michael L. Hurt, P.E., 62, has been Chief Executive Officer and a director since November 2004. In November 2006, Mr. Hurt was elected as Chairman of the Board. During 2004, prior to Altra’s formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian (now a subsidiary of Altra) in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Corporation (now a subsidiary of Altra). Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University.

Michael S. Lipscomb, 61, has been a director since November 2007. Mr. Lipscomb was the Chairman and CEO of Argo-Tech, a leading supplier to the aerospace industry, where he led the company through five bank refinances, four high yield bond offerings, and successfully managed the sale of the company to Eaton

Corporation in March of 2007. During his career, Mr. Lipscomb has gained global industrial operating experience as a co-founder of Argo-Tech, as a Managing Director at TRW and in plant and engineering management roles at the Utica Tool Company. He currently serves as the CEO of Greenstar Management Corporation. Mr. Lipscomb received his MBA from Clemson — Furman University and his B.S. from Clemson University and previously served on the boards of Argo-Tech, MAMCO Enterprises, Ruhlin Construction Company, Duradyne, and SIFCO (Audit Committee Chair).

Larry McPherson, 62, has been a director since January 2005. Prior to joining the Board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2003 and served as Chairman and CEO of NSK Europe from January 2002 to December 2003. In total he was employed by NSK Ltd. for 21 years and was Chairman and CEO of NSK Americas for the six years prior to his European assignment. Mr. McPherson serves as a board member of McNaughton and Gunn, Inc., a privately owned printing company. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University.

James H. Woodward, Jr., 55, has been a director since March 2007. Mr. Woodward served as Executive Vice President and Chief Financial Officer and Treasurer of Joy Global Inc. from January 2007 until February 2008. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial positions at Dana Corporation since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University.

BOARD OF DIRECTORS

Board of Director Composition

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb, Larry McPherson and James H. Woodward Jr. are each “independent” within the meaning of the Marketplace Rules of the NASDAQ Global Market (the “NASDAQ Rules”) and the federal securities laws and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at http://www.altraindustrialmotion.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171, telephone (617) 328-3300. The membership and function of each committee are described below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of our financial statements and reporting;

•	our internal controls and risk management;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence;

•	the performance of our independent auditors and our internal audit function; and

•	the preparation of the report required to be prepared by the Audit Committee pursuant to SEC rules.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Woodward, Carpenter and Ganske. Mr. Woodward serves as chairman of our Audit Committee. Mr. Woodward, Mr. Carpenter and Mr. Ganske qualify as independent “audit committee financial experts” as such term has been defined by the SEC in Item 407 of Regulation S-K. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the NASDAQ Rules and federal securities law.

Personnel and Compensation Committee

The primary purpose of our Personnel and Compensation Committee is to oversee our compensation and employee benefit plans and practices, review director compensation policy and produce a report on executive compensation as required by SEC rules. Messrs. Carpenter, McPherson and Lipscomb serve on the Personnel and Compensation Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Carpenter serves as chairman of the Personnel and Compensation Committee. We believe that the composition of our Personnel and Compensation Committee meets the criteria for independence under, and the functioning of our Personnel and Compensation Committee complies with the applicable requirements of, the NASDAQ Rules.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board individuals qualified to serve as directors of our company and on committees of the Board;

•	advise the Board with respect to Board composition, procedures and committees;

•	develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us; and

•	oversee the evaluation of the Board and our management.

Messrs. McPherson, Ganske and Lipscomb serve on the Nominating and Corporate Governance Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. McPherson serves as chairman of the Nominating and Corporate Governance Committee. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the NASDAQ Rules. Please see the section entitled “Corporate Governance” herein for further discussion of the roles and responsibilities of the Nominating and Corporate Governance Committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2007, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	4
Audit Committee	8
Personnel and Compensation Committee	4
Nominating and Corporate Governance Committee	2

Each of our directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of our directors serving at such time, other than Mr. Woodward, attended the 2007 Annual Meeting of Stockholders. Mr. Woodward, who had been recently appointed to the Board, was out of the country in connection with a prior obligation and was unable to attend in person.

Director Compensation

Standard Board Fees

During 2007, the Board of Directors engaged the Hay Group to perform a competitive review of market practices for non-employee director compensation including through retainers, meeting fees and equity participation. Based upon the findings in the Hay Group’s report, the Board of Directors determined that non-employee directors should receive the following standard cash compensation:

•	Annual Retainer Fee: $60,000 (payable in equal quarterly installments);

•	Chairman of the Audit Committee: $8,000;

•	Chairman of the Personnel and Compensation Committee: $5,000; and

•	Chairman of the Nominating and Corporate Governance Committee: $5,000.

In addition, each of the non-employee directors will receive an annual grant of restricted stock with a value equal to $60,000 on the date of grant. Such grants will generally vest on the anniversary of the initial date of grant.

All members of our Board of Directors are reimbursed for their usual and customary expenses incurred in connection with attending all Board and other committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended December 31, 2007.

Non-Employee Director Compensation Table

				Non-Equity
	Fees Earned or	Stock		Incentive Plan	All Other
Name	Paid in Cash ($)	Awards ($)(1)		Compensation ($)	Compensation ($)	Total ($)

Edmund M. Carpenter	65,000	40,000	(3)	—	—	105,000
Lyle G. Ganske(2)	15,000	—		—	—	15,000
Michael S. Lipscomb(2)	15,000	—		—	—	15,000
Larry McPherson	65,000	1,365	(4)	—	—	66,365
James H. Woodward Jr .	68,000	40,000	(3)	—	—	108,000

(1)	Stock award values represent the portion of prior years’ restricted stock grants expensed in accordance with the requirements of FAS 123R (but disregarding estimates for forfeitures, if any) for fiscal year 2007.

(2)	Mr. Ganske and Mr. Lipscomb joined our Board of Directors on November 1, 2007. The cash fees earned by Mr. Ganske and Mr. Lipscomb reflect the pro-rata portion of their annual director fees during their service in fiscal 2007.

(3)	The fair value on the date of grant was $60,000. Mr. Carpenter and Mr. Woodward had 3,326 unvested shares outstanding as of December 31, 2007.

(4)	Mr. McPherson had 20,475 unvested shares outstanding as of December 31, 2007.

Compensation Committee Interlocks and Insider Participation.

During our last completed fiscal year, no member of the Compensation Committee was an employee, officer or former officer of Altra. None of our executive officers served on the board of directors or compensation committee of any entity in 2007 that had an executive officer serving as a member of our Board or Compensation Committee.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics Compliance Program, all transactions involving a conflict of interest, including holding a financial interest in a significant supplier, customer or competitor of the Company, are generally prohibited. However, holding a financial interest of less than 1% in a publicly held company and other limited circumstances are excluded transactions. Our directors and officers are prohibited from using his or her position to influence the Company’s decision relating to a transaction with a significant supplier, customer or competitor to which he or she is affiliated. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

TB Wood’s Acquisition

On February 17, 2007, we entered into an Agreement and Plan of Merger with Forest Acquisition Corporation, our wholly-owned subsidiary, and TB Wood’s Corporation, pursuant to which we agreed to acquire TB Wood’s Corporation for a purchase price of $24.80 per share. On April 5, 2007, we completed the acquisition and TB Wood’s became a wholly-owned subsidiary of Altra Industrial Motion, Inc. (“Altra Industrial”). Prior to entering into this transaction, our Chief Executive Officer, Mr. Hurt disclosed to the Board holdings of 2,081 shares of TB Wood’s stock. After review, the Board determined that Mr. Hurt’s holdings were not material to the transaction as a whole and approved the transaction.

Joy Global Sales

One of our directors, James H. Woodward Jr., was an Executive Vice President and Chief Financial Officer of Joy Global Inc. during 2007. The Company sold approximately $5.4 million and $3.2 million in goods to divisions of Joy Global Inc. in 2007 and 2006, respectively, which represented less than five percent (5%) of the Company’s consolidated gross revenues for each of those years. Other than his prior position as Executive Vice President and Chief Financial Officer of Joy Global Inc., Mr. Woodward had no interest in sales transactions between the Company and Joy Global Inc.

Corporate Governance

The Governance Committee’s Role and Responsibilities

Primary responsibility for Altra’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) overseeing the Company’s policies and procedures for the Board’s nomination to stockholders for election as a director and consideration of stockholder nomination for election as a director; (ii) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (iii) reviewing annually the composition and size of the Board for optimality thereof; (iv) aiding the Board and its committees in their annual self-evaluations; (v) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; (vi) reviewing, monitoring and addressing conflicts of interest of directors and executives officers; and (vii) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the NASDAQ Rules and relevant federal securities laws and regulations: Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb, Larry McPherson and James H. Woodward, Jr.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier, and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee currently expects to conduct its 2008 review of the Board and its committees’ performance in the second half of the year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Altra.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Altra’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

When considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Altra’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

Business Conduct and Compliance

Altra maintains a Code of Business Conduct and Ethics Compliance Program (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. It sets forth Altra’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code of Ethics is available on the Company’s website at http://www.altraindustrialmotion.com. Individuals can report suspected violations of the Altra Holdings, Inc. Code of Ethics anonymously by contacting the Altra Code of Business Conduct and Ethics Compliance Hotline at (800) 826-6762.

Altra also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Altra and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171. A copy of the Audit Committee’s Whistleblower Policy and procedures may be requested from the Corporate Secretary, Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

All communications to the Board will remain unopened and be promptly forwarded to the Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 9, 2008:

Name	Age	Position

Michael L. Hurt	62	Chief Executive Officer and Chairman of the Board
Carl R. Christenson	48	President and Chief Operating Officer
Christian Storch	47	Vice President and Chief Financial Officer
Gerald Ferris	58	Vice President of Global Sales
Timothy McGowan	51	Vice President of Human Resources
Edward L. Novotny	56	Vice President and General Manager, Gearing and Belted Drives (Altra Industrial)
Todd Patriacca	38	Vice President of Finance, Corporate Controller
Craig Schuele	44	Vice President of Marketing and Business Development

Michael L. Hurt, P.E.  has been Chief Executive Officer and a director since November 2004. In November 2006, Mr. Hurt was elected as chairman of the Board. During 2004, prior to Altra’s formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian (now a subsidiary of Altra) in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Corporation (now a subsidiary of Altra). Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University.

Carl R. Christenson has been a director since July 2007 and President and Chief Operating Officer since January 2005. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Corporation (now a subsidiary of Altra) and several positions at the Torrington Company. Mr. Christenson holds M.S. and B.S. degrees in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Christian Storch has be Vice President and Chief Financial Officer since December 2007. Mr. Storch previously worked at Standex International Corporation (NYSE: SXI) where he served as Vice President and Chief Financial Officer since September 2001. Mr. Storch also served on the Board of Directors of Standex International from October 2004 until his recent resignation. Mr. Storch also served as Standex International’s Treasurer from 2003 through April 2006 and Manager of Corporate Audit and Assurance Services from July 1999 to 2003. Prior to Standex International, Mr. Storch was a Divisional Financial Director and Corporate Controller at Vossloh AG, a publicly held German transport technology company. Mr. Storch has also previously served as an Audit Manager with Deloitte & Touche in Dusseldorf, Boston and Berlin. Mr. Storch received his graduate degree in Business Administration from the University of Passau, Germany and is a Certified Tax Advisor in Germany and a Certified Public Accountant in the United States.

Gerald Ferris has been our Vice President of Global Sales since November 2004 and held the same position with Power Transmission Holdings, LLC, our predecessor, since March 2002. He is responsible for the worldwide sales of Altra’s broad product platform. Mr. Ferris joined Altra’s predecessor in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

Timothy McGowan has been our Vice President of Human Resources since November 2004 and held the same position with our predecessor since June 2003. Prior to joining Altra, from 1994 to 1998 and again from 1999 to 2003 Mr. McGowan was Vice President, Human Resources for Bird Machine, part of Baker Hughes, Inc., an oil equipment manufacturing company. Before his tenure with Bird Machine, Mr. McGowan spent many years with Raytheon in various Human Resources positions. Mr. McGowan holds a B.A. degree in English from St. Francis College in Maine.

Edward L. Novotny has been our Vice President and General Manager of Gearing and Belted Drives since November 2004 and held the same position with our Predecessor since May 2001. Prior to joining our Predecessor in 1999, Mr. Novotny served in a plant management role and then as the Director of Manufacturing for Stabilus Corporation, an automotive supplier, since October 1990. Prior to Stabilus, Mr. Novotny held various plant management and production control positions with Masco Industries and Rockwell International. Mr. Novotny holds a B.S. degree in Business Management from Youngstown State University.

Todd Patriacca has been our Vice President of Finance and Corporate Controller since May 2007. Prior to his current position, Mr. Patriacca has been Corporate Controller since May 2005. Prior to joining us, Mr. Patriacca was Corporate Finance Manager at MKS Instrument Inc., a semi-conductor equipment manufacturer since March 2002. Prior to MKS, Mr. Patriacca spent over ten years at Arthur Andersen LLP in the Assurance Advisory practice. Mr. Patriacca is a Certified Public Accountant and holds a B.A. in History from Colby College and an M.B.A. and an M.S. in Accounting from Northeastern University.

Craig Schuele has been our Vice President of Marketing and Business Development since November 2004 and held the same position with our predecessor since July 2004. Prior to his current position, Mr. Schuele was Vice President of Marketing since March 2002, and previous to that he was Director of Marketing. Mr. Schuele joined Altra’s predecessor in 1986. He holds a B.S. degree in management from Rhode Island College.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions relating to the following persons, whom we refer to as our named executive officers:

Michael L. Hurt, Chief Executive Officer and Chairman of the Board;

Carl R. Christenson, President and Chief Operating Officer;

Christian Storch, Chief Financial Officer, Treasurer and Secretary;

Edward L. Novotny, Vice President and General Manager, Gearing and Belted Drives (Altra Industrial);

Craig Schuele, Vice President of Marketing and Business Development; and

David A. Wall, Former Chief Financial Officer, Treasurer and Secretary.

Personnel and Compensation Committee

The Personnel and Compensation Committee of the Board of Directors (the “Compensation Committee”), as further discussed in this Proxy Statement under the caption “Committees of the Board of Directors,” has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, review and approve equity grants to directors and executive officers and determine and approve annually all compensation relating to the CEO and the other executive officers of the Company. The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensation. The Compensation Committee has the authority to engage the services of independent compensation consultants and has engaged the Hay Group to perform an executive compensation study for purposes of assisting in the establishment of 2007 and 2008 executive compensation. The Compensation Committee meets a minimum of four times annually to review executive compensation programs, determine compensation levels and performance targets, review management performance, and approve final executive bonus distributions.

The Compensation Committee operates in accordance with a charter which sets forth its rights and responsibilities. The Compensation Committee and the Board review the charter annually.

Objectives of Our Compensation Programs

We believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success. To this end, our compensation program for executive officers is structured to achieve the following objectives:

Recruiting and Retention of Talented Professionals

We believe that it is primarily the dedication, creativity, competence and experience of our workforce that enables us to compete, given the realities of the industry in which we operate. We aim to compensate our executives at competitive levels in order to attract and retain highly qualified professionals critical to our success. There are many important factors in attracting and retaining qualified individuals. Compensation is one of them but not the only one.

Alignment of Individual and Short-Term and Long-Term Organizational Goals

We seek to align the short-term interests of our executives with those of our stockholders by structuring a significant portion of executive compensation as a performance-based bonus. In particular, the level of cash incentive compensation is determined by the use of annual performance targets, which we believe encourages superior short-term performance and operating results for the organization.

We strive to align the long-term interests of our executives with those of our stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive programs. Our equity compensation program for executives is designed to link the long-term compensation levels of our executives to the creation of lasting stockholder value.

Rewarding Meaningful Results

We believe that compensation should be structured to encourage and reward performance that leads to meaningful results for the Company. Both our cash and equity incentive compensation programs are tied primarily to each executive’s contribution to earnings growth and working capital management of Altra. Our strategy is to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group, through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards.

2007 Executive Officer Compensation

We believe that the total compensation paid or awarded to our named executive officers during 2007 was consistent with our financial performance and the individual performance of each of the named executive officers. Based on the Compensation Committee’s analysis, we believe that Altra’s 2007 executive officer compensation was reasonable in its totality and is consistent with the compensation philosophies as described above.

Elements of Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on our financial performance and achievement of individual objectives;

•	Long-term incentive compensation through grants of equity-based awards, which have traditionally been in the form of restricted stock;

•	Participation in retirement benefits through a 401(k) Savings Plan;

•	Severance benefits payable upon termination under specified circumstances to certain of our key executive officers;

•	Medical and dental benefits that are available to substantially all our employees. We share the expense of such health benefits with our employees, the cost depending on the level of benefits coverage an employee elects to receive. Our health plan offerings are the same for our executive officers and our other non-executive employees; and

•	Our named executive officers are provided with the same life and short-term and long-term disability insurance benefits as our other salaried employees. Additionally, our named executive officers are provided with supplemental long-term disability benefits that are not available to all salaried employees.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Base salary, as well as other benefits such as 401(k) participation, severance, health care and life and disability insurance, are intended to provide a level of income and benefits commensurate with the executive’s position, responsibilities and contributions to the Company. We believe the combined value of base salary, annual cash incentives and other fringe benefits should be competitive with the salary, bonus and general benefits provided to similarly situated executives in the industry.

We compensate our executives through programs that emphasize performance-based incentive compensation. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals.

Through our annual cash bonus program, we attempt to tailor performance goals to each individual executive officer and to our current priorities and needs. Through our long-term, non-cash incentive compensation, we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time through awards of restricted stock.

How We Determine the Amounts We Pay

The Company was originally formed as a private company and established its executive compensation structure in accordance with such status. Since the Company’s initial public offering in December 2006, the Compensation Committee has found it advisable to conduct a review of its executive compensation structure and practices. As permitted by its charter, the Compensation Committee retained the services of the Hay Group, an independent compensation consultant to assist in this review. The Hay Group assisted the Compensation Committee in assessing the current compensation and benefit programs and helped to develop new compensation and benefit programs appropriate for the Company’s publicly held status. This analysis included benchmarking the Company’s prior programs against industry peers and other relevant public companies and providing insight into the structuring of compensation programs to achieve various short-term and long-term objectives while retaining key executives. The peer group companies reviewed by the Hay Group included Twin Disc Inc., RBC Bearings Inc., NN Inc., Kaydon Corp., Franklin Electric Company Inc., CIRCOR international Inc., Robbins & Myers Inc., Baldor Electric Company, Woodward Governor Company and IDEX Corporation.

The Compensation Committee received the Hay Group’s report during 2007, which indicated that certain of the Company’s executive officers received compensation below median levels for its peer group. The Hay Group recommended that the Compensation Committee consider increasing certain executive officer base salaries to market median levels. In addition, the Hay Group recommended the Compensation Committee consider increasing long-term incentive grants and establishing share ownership guidelines. The Hay Group indicated that these actions were designed to more closely align officer compensation with long-term results and stockholder interests.

Base Salary

Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions at other companies within the peer group, as well as internal comparisons of the relative compensation paid to the members of our executive team.

In addition to the recommendations received from the Hay Group, our CEO, Mr. Hurt, makes recommendations to the Compensation Committee with respect to the base compensation of our executives other than himself. In the case of the CEO, the Compensation Committee evaluates his performance and makes a recommendation of base compensation to the Board. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee or the Board. Pursuant to the employment agreements the Company has entered into with Messrs. Hurt, Christenson and Storch, the Board may not reduce, but may increase, their base salaries so long as their employment agreements are in effect. For further discussion of the employment agreements, see the section entitled “Employment Agreements” in this Proxy Statement.

Annualized base salaries of our named executive officers for the year 2007 are disclosed in the table below. On February 7, 2008, the Compensation Committee approved the 2008 compensation for the named executive officers (retroactive to January 1, 2008) after a review of competitive market data. Increases in base salary were approved by the Compensation Committee based on the Hay Group report and the Compensation Committee’s philosophy that the Company’s executives should be paid at a competitive market rate while taking into account the performance of the Company and the individual experience of the executive. In particular, the Compensation Committee determined that Mr. Hurt’s and Mr. Christenson’s respective base salaries were not competitive compared to similarly situated executive officers within the peer group and should be increased accordingly. The Compensation Committee also determined that an additional adjustment to the base salaries for Messrs. Hurt and Christenson should be made to reflect the higher cost of living in the greater Boston area as compared to the cost of living in the United States generally. For the year 2008, the executive officers will receive base salaries as set forth below.

			Percentage
Officer	2007 Base	2008 Base	Increase

Michael L. Hurt	$475,000	$580,000	22.1%
Carl R. Christenson	$325,000	$367,250	13.0%
Christian Storch(1)	$340,000	$340,000	—
Edward L. Novotny	$195,000	$200,850	3.0%
Craig Schuele	$182,000	$187,460	3.0%
David Wall(2)	$250,000	—	N/A

(1)	Mr. Storch commenced his employment on December 14, 2007 and did not receive an increase to his base salary in 2008.

(2)	Mr. Wall resigned on December 12, 2007.

Annual Cash Incentives

Our executive officers are eligible to participate in the Company’s Management Incentive Compensation Program (“MICP”). Under the MICP, the Compensation Committee establishes an annual target bonus opportunity for each of our executive officers based upon the Company’s achievement of certain financial performance targets. The financial performance targets in 2007 were based on adjusted EBITDA and working capital management goals. The adjusted EBITDA target consists of earnings before interest, income taxes, depreciation and amortization and is adjusted further for certain non-recurring costs, including, but not limited to, inventory fair value adjustments recorded in connection with acquisitions. The adjusted EBITDA target for fiscal 2007 was approximately $89.7 million. The working capital management target is based on the number working capital (inventory) turns for the year. The working capital management target for fiscal 2007 was approximately 4.9 turns. Our executive officers are not entitled to a bonus under the MICP if the Company does not achieve at least 80% of the adjusted EBITDA target. In addition, if the Company does not achieve at least 80% of the working capital management target, our executive officers are not be entitled to any bonus related to that factor.

The Compensation Committee annually establishes a target bonus opportunity for each executive officer which represents the percentage of base salary to be received by the executive officer as a cash bonus if the Company meets its adjusted EBITDA and working capital management targets. These percentages are then adjusted upwards or downwards based on the Company’s financial performance in relation to the Company’s targeted EBITDA and working capital numbers. For example, if the Company’s actual adjusted EBITDA achieved is greater than targeted adjusted EBITDA, the executives’ bonus percentages would be correspondingly increased. On the other hand, if the Company’s actual adjusted EBITDA achieved is lower than targeted adjusted EBITDA, the executives’ bonus percentages would be correspondingly decreased.

For fiscal year 2007, Messrs. Hurt, Christenson, Novotny and Schuele had target bonus percentage amounts of 75%, 60%, 35% and 40% of their respective base salary. The Company’s actual results for fiscal 2007 exceeded the adjusted EBITDA target and were slightly below the working capital management target. Based upon these results and the combined above target performance of the Company, the Compensation Committee approved bonuses to each of Messrs. Hurt, Christenson, Novotny and Schuele equal to approximately 86%, 69%, 65% and 46% of their respective base salary. Mr. Storch, who commenced his employment on December 14, 2007, was not eligible for a bonus for fiscal 2007. Any bonuses earned are fully paid in cash following the end of the year earned and after the completion of the consolidated financial statement audit.

Discretionary Bonus

In addition to the amounts earned under the MICP, the Compensation Committee has recognized that certain special situations may arise where the Company may benefit from an employee significantly exceeding expectations and that such performance may warrant additional compensation. The Compensation Committee has therefore granted our CEO the authority to award up to an aggregate of $250,000 worth of additional discretionary bonuses to Company employees for services the CEO determines to be beneficial to the Company and above and beyond the scope of such employee’s regular services. During 2007, Mr. Schuele received such a discretionary bonus in the amount of $75,000 in recognition of his significant efforts with regard to the divestiture of the TB Woods adjustable speed drives business.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the Company. We issue equity-based compensation in the form of restricted stock, which generally vests ratably over a period of years.

The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s stockholders.

Prior to our initial public offering in December 2006, we made grants of restricted stock to our named executive officers (other than Mr. Storch). During 2007, in connection with Mr. Storch’s commencement of employment on December 14, 2007, the Compensation Committee approved a grant of 55,000 shares of restricted stock to Mr. Storch. Fifty-five percent (55%) of his restricted stock award, or 30,000 shares, will vest in equal installments on the first three anniversaries of the grant date and forty-five percent (45%) of his restricted stock award, or 25,000 shares, will vest in equal installments on the first five anniversaries of the grant date. No other long-term incentive compensation grants were made to executive officers during 2007.

During its review of the Company’s long-term incentive compensation structure for its executive officers, the Compensation Committee recognized that the incentive grants made prior to our initial public offering had been designed to compensate the executive officers in a private company setting. The Compensation

Committee also noted the Hay Group’s recommendation that additional long-term incentive grants be made to the Company’s executive officers to further align executive officers compensation with the long-term performance of the Company and to aid in retention. The Compensation Committee therefore determined that it was appropriate and in the best interests of the Company and its stockholders to make additional incentive grants to the executive officers. On February 7, 2008, the Compensation Committee approved the following grants of restricted stock, which will vest in equal annual installments on September 1, 2008, September 1, 2009, September 1, 2010 and September 1, 2011, for each of the named executive officers set forth below:

	Number of	Cash Value
	Shares	at Time
Officer	Granted	of Grant

Michael L. Hurt	64,018	$870,000
Carl R. Christenson	27,024	$367,250
Christian Storch(1)	—	—
Edward L. Novotny	2,956	$40,172
Craig Schuele	4,828	$65,613

(1)	Mr. Storch did not receive an award of restricted stock. As previously disclosed, Mr. Storch received an award of 55,000 shares of restricted stock in connection with the commencement of his employment with the Company on December 14, 2007.

Other Benefits

We have a 401(k) plan in which the named executive officers currently participate. We also have a frozen defined benefit plan from which Mr. Schuele is eligible to receive benefits. We also provide life, disability, medical and dental insurance as part of our compensation package. The Compensation Committee considers all of these plans and benefits when reviewing the total compensation of our executive officers.

The 401(k) plan offers a company match of $0.50 for every $1.00 contributed by a named executive officer to the plan, up to 6% of the executive officer’s pre-tax pay. Additionally, the Company contributes an amount equal to 3% of a named executive’s pre-tax pay to their account regardless of the amount of the contributions made by the named executive officer.

Mr. Schuele previously participated in the Colfax PT Pension Plan; however, on December 31, 1998 participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of sixty-five, Mr. Schuele will receive annual payments of approximately $10,800. As part of its acquisition of Power Transmission Holding LLC from Colfax Corporation, the Company assumed certain liabilities of the Colfax PT Pension Plan, including such future payments to Mr. Schuele.

The named executive officers are provided with the same short-term and long-term disability benefits as our other salaried employees. Additionally, the named executive officers are provided with supplemental long-term disability benefits that are not available to all salaried employees.

Perquisites

We do not provide the named executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance, tax preparation or other similar benefits.

Stock Ownership Guidelines

In accordance with the recommendation of the Hay Group, the Compensation Committee has established the following stock ownership guidelines for six of the Company’s senior executives, including Messrs. Hurt, Christenson, Storch and Schuele:

•	Michael L. Hurt — As Chairman and CEO, Mr. Hurt should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to five (5) times his base annual salary.

•	Carl R. Christenson — As President & COO, Mr. Christenson should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to three (3) times his base annual salary.

•	Christian Storch — As CFO, Mr. Storch should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to three (3) times his base annual salary.

•	Craig Schuele — As VP of Marketing and Business Development, Mr. Schuele should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to one (1) time his base annual salary.

All of these executive officers have a five (5) year period to accumulate these specific values.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the next four most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment to the Company and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Change of Control Matters and Employment Contracts

Employment Agreements

Three of our named executive officers, Messrs. Hurt, Christenson and Storch, have entered into employment agreements with us and our wholly-owned subsidiary Altra Industrial. Mr. Hurt entered into his employment agreement in January 2005, which was subsequently amended on December 5, 2006. Under the terms of his employment agreement, Mr. Hurt has a three-year employment term, following which the agreement automatically renews for successive one-year terms unless either Mr. Hurt or Altra terminates the agreement upon 6 months prior notice to such renewal date. Mr. Christenson entered into his employment agreement in early January 2005 and Mr. Storch entered into his employment agreement in December 2007. Under the terms of their respective employment agreements, Messrs. Christenson and Storch have five-year employment terms. Each of the employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” the terminated senior executives are entitled to severance equal to 12 months salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Hurt’s unvested restricted stock received from our Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Hurt, Christenson and Storch is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra Industrial generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra Industrial.

Change of Control Provisions

Pursuant to the terms of the employment agreements discussed above under the caption “Employment Agreements,” we provide benefits to Messrs. Hurt, Christenson and Storch upon terminations of employment from the Company under certain circumstances. The benefits described under the caption “Employment Agreements” are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e. vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Amounts payable to our named executive officers due to termination of employment or a change of control under any employment agreements or otherwise are disclosed in further detail in the table entitled “Potential Post-Employment Payments to Named Executive Officers” contained in this Proxy Statement.

Former Chief Financial Officer

On December 12, 2007, David Wall, our former Chief Financial Officer, tendered his resignation. In connection with the completion of Mr. Wall’s service and in recognition of his significant contributions to the Company, the Compensation Committee approved (1) the payment of one year of severance benefits under Mr. Wall’s employment agreement at a base salary level of $350,000, (2) the payment of Mr. Wall’s bonus earned during 2007 and (3) the immediate vesting of the portion of Mr. Wall’s restricted stock otherwise due to vest in January 2008. In addition, we will pay certain termination benefits and his premiums related to medical, dental and life insurance benefits during such year.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Personnel and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Personnel and Compensation Committee:

Edmund M. Carpenter (Chairman)
Larry McPherson
Michael S. Lipscomb

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid during fiscal 2006 and fiscal 2007 to our principal executive officer, our current principal financial officer, our former principal financial officer and our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2007. We refer to these executive officers as the named executive officers.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other		Total
Name & Principal Position	Year	Salary	Bonus	Awards(1)	Compensation	Compensation		Compensation

Michael L. Hurt	2007	$475,000	$—	$670,297	$410,400	$24,612	(2)	$1,580,309
Chief Executive Officer	2006	373,190	$—	1,258,164	521,902	26,587	(3)	2,179,843
Carl R. Christenson	2007	325,000	$—	347,071	224,640	31,137	(4)	927,848
President & Chief Operating Officer	2006	273,542	$—	646,334	320,650	25,127	(3)	1,265,653
Christian Storch	2007	15,475	$—	20,873	—	25,000	(5)	61,348
Vice President & Chief Financial Officer	2006	—	$—	—	—	—		—
Edward L. Novotny	2007	195,000	$—	3,705	126,438	28,721	(6)	353,864
Vice President and General Manager, Gearing and Belted Drives (Altra Industrial)	2006	187,600	$—	3,705	132,239	25,967	(3)	349,511
Craig Schuele	2007	182,000	$75,000	3,705	83,866	17,991	(7)	362,562
Vice President of Marketing and Business Development	2006	172,500	$—	3,705	140,795	23,650	(3)	340,650
David A. Wall	2007	239,583	$—	—	—	1,202,471	(8)	1,442,054
Former Chief Financial Officer	2006	228,750	$—	7,410	214,544	25,068	(3)	475,772

(1)	Stock award values represent the portion of prior years’ restricted stock grants expensed in accordance with the requirements of FAS 123R (but disregarding estimates for forfeitures, if any) for fiscal year 2007. See “Note 12 — Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for fiscal year 2007 filed with the Securities and Exchange Commission on March 17, 2008 for further details.

(2)	Represents our 401(k) contribution of $15,831 and premiums paid for medical, dental, life and disability benefits.

(3)	Represents our 401(k) contribution of $13,200 and premiums paid for medical, dental, life and disability benefits.

(4)	Represents our 401(k) contribution of $20,250 and premiums paid for medical, dental, life and disability benefits.

(5)	Represents signing bonus awarded to Mr. Storch upon starting with the Company.

(6)	Represents our 401(k) contribution of $17,254 and premiums paid for medical, dental, life and disability benefits.

(7)	Represents our 401(k) contribution of $7,578 and premiums paid for medical, dental, life and disability benefits.

(8)	Mr. Wall resigned from the Company on December 12, 2007 and was entitled to certain payments in connection with his termination of his employment. Amounts represent a bonus of $144,000 earned for fiscal year 2007, vesting of $658,418 of restricted stock due to otherwise vest on January 6, 2008, termination and severance benefits of $370,000, 401(k) contribution of $20,250 and premiums paid for medical, dental, life and disability benefits during 2007.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards

All Other
Stock Awards:
					Estimated Future Payouts			Number of
					Under Equity Incentive			Shares of		Grant Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Plan Awards			Stock or		Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Market Price	of Stock &
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	on Grant Date	Option Awards

Michael L. Hurt		—	—	—	—	—	—	—	—	—
Carl R. Christenson		—	—	—	—	—	—	—	—	—
Christian Storch(1)	12/14/2007	—	—	—	—	55,000	—	—	$16.74	$920,700
Edward L. Novotny		—	—	—	—	—	—	—	—	—
Craig Schuele		—	—	—	—	—	—	—	—	—
David A. Wall		—	—	—	—	—	—	—	—	—

(1)	15,000 restricted shares will vest in December of 2008, 2009 and 2010. 5,000 restricted shares will vest in December of 2011 and 2012.

The following table presents information concerning the number and value of restricted stock that has not vested for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2007.

Outstanding Equity at Fiscal Year-End

	Option Awards				Stock Awards
					Number of		Market Value
	Number of	Number of			Shares or		of Shares
	Securities	Securities			Units of		or Units of
	Underlying	Underlying	Option		Stock That		Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options (#)	Options (#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Michael L. Hurt	—	—	—	—	385,572	(1)	$6,412,067
Carl R. Christenson	—	—	—	—	296,314	(2)	$4,927,700
Christian Storch	—	—	—	—	55,000	(3)	$914,650
Edward L. Novotny	—	—	—	—	58,500	(4)	$972,855
Craig Schuele	—	—	—	—	58,500	(4)	$972,855
David A. Wall	—	—	—	—	—	(5)	—

(1)	29,267 restricted shares will vest in October of 2008 and 2009. 109,013 restricted shares will vest in January of 2008, 2009 and 2010.

(2)	98,771 restricted shares will vest in January of 2008, 2009 and 2010.

(3)	15,000 restricted shares will vest in December of 2008, 2009 and 2010. 5,000 restricted shares will vest in December of 2011 and 2012.

(4)	19,500 restricted shares will vest in January of 2008, 2009 and 2010.

(5)	Mr. Wall resigned from the Company on December 12, 2007. In connection with the termination of his employment, Mr. Wall vested in 39,000 shares of restricted common stock due to vest on January 6, 2008 and forfeited his remaining shares of restricted stock.

The following table presents information concerning the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2007. The Company has not granted any options.

Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael L. Hurt	—	—	179,060	$2,576,423
Carl R. Christenson	—	—	119,543	$1,691,528
Christian Storch	—	—	—	—
Edward L. Novotny	—	—	19,500	$275,925
Craig Schuele	—	—	19,500	$275,925
David A. Wall	—	—	78,000	$1,204,710

Pension Benefits

The following table presents information concerning payments or other benefits for our named executive officers in connection with their retirement.*

		Number of	Present Value
		Years Credited	of Accumulated	Payments
		Service	Benefit	During Last
Name	Plan Name	(#)	($)	Fiscal Year

Michael L. Hurt	—	—	—	—
Carl R. Christenson	—	—	—	—
Christian Storch	—	—	—	—
Edward L. Novotny	—	—	—	—

Craig Schuele(1)	Altra Industrial Motion, Inc. Retirement Plan	12.25	$34,223	—
David A. Wall	—	—	—	—

*	For further discussion of the valuation method and material assumptions used in quantifying the present value of accumulated benefit, see Note 10 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(1)	Reflects pension benefits accrued for Mr. Schuele under PTH’s Colfax PT Pension Plan, which Altra assumed in connection with its acquisition of PTH. Mr. Schuele’s participation in and benefits accrued under such plan were frozen since December 31, 1998. Altra Industrial Motion, Inc. Retirement Plan manages the assumed liabilities under the Colfax Plan. Under the provisions of the Colfax Plan, upon reaching the normal retirement age of 65, Mr. Schuele will receive annual payments of approximately $10,800. Mr. Schuele is eligible to receive a reduced annual payment in the event of his early retirement. For further discussion, please see the section of this Proxy Statement entitled “Retirement.”

2004 Equity Incentive Plan

Our 2004 Equity Incentive Plan, or Incentive Plan, permits the grant of restricted stock, stock units, stock appreciation rights, cash, non-qualified stock options and incentive stock options to purchase shares of our common stock, par value $0.001 per share. Currently, the maximum number of shares of our common stock that may be issued under the terms of the Incentive Plan is 3,004,256 and the maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Code) is 1,750,000 shares. The Compensation Committee of our Board of Directors administers the Incentive Plan and has discretion to establish the specific terms and conditions for each award. Our employees, consultants and directors are eligible to receive awards under our Incentive Plan. Stock options, stock appreciation rights, restricted stock, stock units and cash awards may constitute performance-based awards in accordance with Section 162(m) of the Code at the discretion of the Compensation Committee. Any grant of restricted stock under the Incentive Plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in five equal annual installments. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting a change of control. Other than Mr. Hurt’s grants, upon a participant’s termination of employment (other than for cause), unless the Board or committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. Under the terms of his restricted stock agreements, in the event Mr. Hurt’s employment is terminated by us other than for cause, or terminates for good reason, death or disability all of his unvested restricted stock awards shall vest automatically.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Three of our named executives, Messrs. Hurt, Christenson and Storch, have entered into employment agreements with us and Altra Industrial. Mr. Hurt entered into his employment agreement in early January 2005, which was subsequently amended on December 5, 2006. Under the terms of his employment agreement, Mr. Hurt has a three-year employment term, following which the agreement automatically renews for successive one-year terms unless either Mr. Hurt or Altra terminates the agreement upon 6 months prior notice to such renewal date. Mr. Christenson entered into his employment agreement in early January 2005 and Mr. Storch entered into his employment agreement in December 2007. Under the terms of their respective employment agreements, Messrs. Christenson and Storch have five-year employment terms. Each of the employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” the terminated senior executives are entitled to severance equal to 12 months salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Hurt’s unvested restricted stock received from our Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Hurt, Christenson and Storch is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra Industrial generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra Industrial.

Retirement

As part of the PTH Acquisition, we agreed to assume active pension plan liabilities of PTH, including certain liabilities under its Colfax PT Pension Plan. Mr. Schuele previously participated in the Colfax PT Pension Plan; however, on December 31, 1998, his participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of 65, Mr. Schuele will receive annual payments of approximately $10,800. This amount was determined from a formula set forth in the plan and is based upon (i) a participant’s years of service, (ii) a participant’s compensation at the time the plan was frozen, and (iii) a standard set of benefit percentage multipliers. The assumed liabilities of the Colfax PT Pension Plan, including the retirement benefits payable to Mr. Schuele, will be managed under the Altra Industrial Motion, Inc. Retirement Plan, which has been frozen at identical levels to the Colfax PT Pension Plan.

Change of Control

As more fully discussed in the caption “2004 Equity Incentive Plan” herein, the Compensation Committee has the authority to effect immediate vesting of various employee incentive awards upon a change of control of Altra. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

As more fully discussed under the caption “Severance Policy,” Messrs. Hurt, Christenson and Storch may be eligible to receive certain severance benefits pursuant to their respective employment agreements.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our named executive officers upon termination from employment with Altra, assuming such event took place on December 31, 2007 for the purposes of quantifying the amounts below. Messrs. Novotny and Schuele are not entitled to any potential post-employment payments.*

	Michael L. Hurt			Carl R. Christenson			Christian Storch
		Termination			Termination			Termination
		Without	Involuntary		Without	Involuntary		Without	Involuntary
		Cause	for Cause/		Cause	for Cause/		Cause	for Cause/
	Death or	or for	Voluntary	Death or	or for	Voluntary	Death or	or for	Voluntary
	Disability	Good Reason	Termination	Disability	Good Reason	Termination	Disability	Good Reason	Termination
Benefit	Incremental and Earned Compensation

Cash Severance(1)	—	$475,000	—	—	$325,000	—	—	$340,000	—
Health Insurance(1)	—	$10,000	—	—	$10,000	—	—	$10,000	—
Restricted Stock(2)	$6,412,067	$6,412,067	—	—	—	—	—	—	—
Performance Bonus(1)	$410,400	$410,400	$410,400	$224,640	$224,640	$224,640	—	—	—
Total	$6,822,467	$7,307,467	$410,400	$224,640	$559,640	$224,640	—	$350,000	—

(1)	Cash severance, health insurance and performance bonus amounts payable upon termination as reflected herein were determined by the terms of each of the executive’s employment agreement, which are further discussed in this Proxy Statement under the caption “Severance Policy.”

(2)	The restricted stock values were determined using the number of shares that will immediately vest upon termination per each of the executive’s stock agreement multiplied by Altra’s stock price at December 31, 2007.

Former Chief Financial Officer

On December 12, 2007, David Wall, our former Chief Financial Officer, tendered his resignation. In connection with the completion of Mr. Wall’s service and in recognition of his significant contributions to the Company, the Compensation Committee approved (1) the payment of one year of severance benefits under Mr. Wall’s employment agreement at a base salary level of $350,000, (2) the payment of Mr. Wall’s bonus earned during 2007 and (3) the immediate vesting of the portion of Mr. Wall’s restricted stock otherwise due to vest in January 2008. In addition, the Company will pay certain termination benefits and his premiums related to medical, dental and life insurance benefits during such year.

      * Mr. Schuele will be entitled to receive certain annual pension payments upon reaching the normal retirement age of 65 or a reduced benefit if earlier than normal retirement age, as further described in this Proxy Statement under the caption “Retirement.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Altra’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Altra’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Ernst & Young LLP (the independent external auditor for fiscal year ended December 31, 2007) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Altra’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Altra’s internal controls, and the overall quality of Altra’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and filed with the SEC.

AUDIT COMMITTEE

James H. Woodward Jr. (Chairman)
Edmund M. Carpenter
Lyle G. Ganske

Proposal 2. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (E&Y) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Altra and its subsidiaries for the fiscal year ending December 31, 2008. E&Y served as our independent auditor for fiscal years 2007 and 2006. At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as Altra’s independent auditor for fiscal year 2008. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of E&Y will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Auditor Fees

The aggregate professional fees billed or to be billed by E&Y for the audit of our annual financial statements for fiscal 2007 and 2006 and fees billed or to be billed for audit related services, tax services and all other services rendered by E&Y for these periods are as follows (in thousands):

	2007	2006

Audit Fees(1)	$3,284	$2,562
Audit Related Fees(2)	242	—
Tax Fees(3)	236	109
All Other Fees	—	—

Total	$3,762	$2,671

(1)	Audit Fees for the years ended December 31, 2006 and 2007 were for professional services provided for the audit of the Company’s consolidated financial statements, statutory audits, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees for the year ended December 31, 2007 were for advice related to accounting and reporting standards and services associated with the TB Woods and All Power acquisitions and related financing transactions during 2007.

(3)	Tax Fees for the years ended December 31, 2006 and 2007 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with acquisitions, mergers and foreign operations.

Pre-Approval of Audit and Non-Audit Services

Altra’s Audit Committee is responsible for appointing Altra’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services

Under the policy, the Audit Committee is to approve the engagement of Altra’s independent auditor each fiscal year and pre-approve each audit and audit-related services to be performed by such independent auditor, including, but not limited to, the audit of Altra’s financial statements and the provision of an attestation report on management’s evaluation of Altra’s internal controls over financial reporting. As noted above, the Audit Committee must specifically approve, in advance, any proposed change in the nature, scope or extent of any internal control related service.

Non-Audit Services

In accordance with the pre-approval policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee will approve the provision of only those non-audit services deemed permissible under the federal securities laws and regulations. The Audit Committee may delegate to the Chair of the Audit Committee the authority to approve additional permissible non-audit services to be performed by the independent auditor, provided that the full Audit Committee shall be informed of such approval at its next scheduled meeting.

All services performed by E&Y in fiscal 2007 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2009 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than December 10, 2008.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Altra’s bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2009 Annual Meeting such proposal must be delivered to Altra no earlier than January 8, 2009 and no later than February 7, 2009. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2009 Annual Meeting should be addressed to: Corporate Secretary, Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

DIRECTIONS TO THE
QUINCY MARRIOTT

Quincy Marriott
1000 Marriott Drive,
Quincy, MA 02169 U.S.A.
Phone: (617) 472-1000
Fax: (617) 472-7095

FROM LOGAN INTERNATIONAL AIRPORT:
Take 93 S to Exit #7 (Rt. 3).
Immediately take Exit 18/19 (Braintree/Quincy).
Bear left off ramp Exit 19 (‘T’ Station/Quincy).
Follow to traffic light and turn left onto Center St.
Take immediate left into Crown Colony Park.
Hotel is 1/4 mile on left.

FROM PROVIDENCE AIRPORT:
I-95 North to I-93 North.
Take Exit 7, Rt. 3 South (Braintree/Cape Cod).
Take first Exit 18, turn left off ramp.
Stay left until traffic light.
Take left at light, and left into Crown Colony Park.
Left onto Marriott Drive.

FROM ROUTE 3 (PLYMOUTH/CAPE COD):
Take Exit 19.
Stay left until traffic light.
Take left at light.
Left into Crown Colony Park.
Left onto Marriott Drive

FROM POINTS WEST:
From Mass Turnpike (Rt 90): Rt 95 S to 93 N to Exit 7.
Immediately take Exit 18/19 (Braintree/Quincy).
Bear left off ramp Exit 19 (‘T’ Station/Quincy).
Follow to traffic light and turn left onto Center St.
Take immediate left into Crown Colony Park.
Hotel is 1/4 mile on left.

ANNUAL MEETING OF STOCKHOLDERS OF
ALTRA HOLDINGS, INC.
Thursday, May 8, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■   20730000000000000000 5                                                                       050808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	To ratify the selection of Ernst & Young LLP as Altra Holdings, Inc.’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2008.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Edmund M. Carpenter
		¡	Carl R. Christenson
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡	Lyle G. Ganske Michael L. Hurt Michael S. Lipscomb Larry McPherson James H. Woodward Jr.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
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■
ALTRA HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
This proxy is solicited by the Board of Directors for use at the Annual Meeting on
May 8, 2008
     By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the shareholder’s annual meeting to be held May 8, 2008 and the proxy statement, and appoint Michael L. Hurt and Christian Storch, and each of them with full power of substitution, to vote all shares of Common Stock of Altra Holdings, Inc. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Altra Holdings, Inc., to be held on Thursday, May 8, 2008, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
(Continued and to be signed on the reverse side)
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